Exhibit 99(a)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
Debtors: Delphi Corporation, et al. (1)
Case Number: Jointly Administered 05-44481 (RDD)
Monthly Operating Report for the Month Ended:
November 30, 2007
Debtors’ Address:
5725 Delphi Drive
Troy, Michigan 48098
Monthly Operating Loss: $50 million
Debtors’ Attorneys:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, IL 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
And
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Report Preparer:
The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate, and truthful to the best of my knowledge. (2)

Date: December 31, 2007	/s/ THOMAS S. TIMKO
Thomas S. Timko
Chief Accounting Officer and Controller

(1)	See next page for a listing of Debtors by case number.

(2)	All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT

(1)	The Debtors in these jointly administered cases are as follows:

Debtor Name	Case Number
Delphi NY Holdings Corporation	05-44480
Delphi Corporation	05-44481
ASEC Manufacturing General Partnership	05-44482
ASEC Sales General Partnership	05-44484
Environmental Catalysts, LLC	05-44503
Delphi Medical Systems Colorado Corporation	05-44507
Delphi Medical Systems Texas Corporation	05-44511
Delphi Medical Systems Corporation	05-44529
Specialty Electronics International Ltd.	05-44536
Specialty Electronics, Inc.	05-44539
Delphi Liquidation Holding Company	05-44542
Delphi Electronics (Holding) LLC	05-44547
Delphi Technologies, Inc.	05-44554
Delphi Automotive Systems Tennessee, Inc.	05-44558
Delphi Mechatronic Systems, Inc.	05-44567
Delphi Automotive Systems Risk Management Corporation	05-44570
Exhaust Systems Corporation	05-44573
Delphi China LLC	05-44577
Delphi Automotive Systems Korea, Inc.	05-44580
Delphi International Services, Inc.	05-44583
Delphi Automotive Systems Thailand, Inc.	05-44586
Delphi Automotive Systems International, Inc.	05-44589
Delphi International Holdings Corporation	05-44591
Delphi Automotive Systems Overseas Corporation	05-44593
Delphi Automotive Systems (Holding), Inc.	05-44596
Delco Electronics Overseas Corporation	05-44610
Delphi Diesel Systems Corporation	05-44612
Delphi LLC	05-44615
Aspire, Inc.	05-44618
Delphi Integrated Service Solutions, Inc.	05-44623
Delphi Connection Systems	05-44624
Packard Hughes Interconnect Company	05-44626
DREAL, Inc.	05-44627
Delphi Automotive Systems Services LLC	05-44632
Delphi Services Holding Corporation	05-44633
Delphi Automotive Systems Global (Holding), Inc.	05-44636
Delphi Foreign Sales Corporation	05-44638
Delphi Automotive Systems Human Resources LLC	05-44639
Delphi Automotive Systems LLC	05-44640
Delphi Furukawa Wiring Systems LLC	05-47452
Delphi Receivables LLC	05-47459
MobileAria, Inc.	05-47474
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
INDEX
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF OPERATIONS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

		Year-to-Date
	Month Ended	January 1 to
	November 30, 2007	November 30, 2007
	(in millions)
Net sales:
General Motors and affiliates	$660	$8,298
Other customers	431	5,499
Non-Debtor affiliates	54	554

Total net sales	1,145	14,351

Operating expenses:
Cost of sales, excluding items listed below	1,023	14,330
U.S. employee workforce transition program charges	41	293
Long-lived asset impairment charges	—	212
Depreciation and amortization	46	514
Selling, general and administrative	85	960
Securities & ERISA litigation charge	—	353

Total operating expenses	1,195	16,662

Operating loss	(50)	(2,311)
Interest expense (contractual interest expense was $37 million and $399 million, respectively)	(41)	(673)
Loss on extinguishment of debt	(4)	(27)
Other income, net	12	90

Loss before reorganization items, income tax expense, and equity income	(83)	(2,921)
Reorganization items, net	(13)	(122)
Income tax expense	(1)	(28)
Equity income from non-consolidated affiliates, net of tax	4	39
Equity (loss) income from non-Debtor affiliates, net of tax	(138)	250

Net loss	$(231)	$(2,782)

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

November 30 2007
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$13
Restricted cash	124
Accounts receivable, net:
General Motors and affiliates	1,482
Other third parties	949
Non-Debtor affiliates	232
Notes receivable from non-Debtor affiliates	286
Inventories, net:
Productive material, work-in-process and supplies	794
Finished goods	215
Other current assets	357

Total current assets	4,452

Long-term assets:
Property, net	1,756
Investments in affiliates	380
Investments in non-Debtor affiliates	4,046
Goodwill	152
Other intangible assets, net	25
Other	534

Total long-term assets	6,893

Total assets	$11,345

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities not subject to compromise:
Debtor-in-possession financing	$3,301
Accounts payable	1,279
Accounts payable to non-Debtor affiliates	525
Accrued liabilities	1,362
Notes payable to non-Debtor affiliates	66

Total current liabilities not subject to compromise	6,533

Long-term liabilities not subject to compromise:
Employee benefit plan obligations and other	1,143

Liabilities subject to compromise	17,008

Total liabilities	24,684

Stockholders’ deficit:
Total stockholders’ deficit	(13,339)

Total liabilities and stockholders’ deficit	$11,345

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Month Ended
November 30, 2007
(in millions)
Cash flows from operating activities:
Net loss	$(231)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	46
Deferred income taxes	(1)
Pension and other postretirement benefit expenses	68
Equity income from unconsolidated affiliates, net of tax	(4)
Equity income from non-Debtor affiliates, net of tax	138
Reorganization items	13
U.S. employee workforce transition program charges	41
Loss on extinguishment of debt	4
Changes in operating assets and liabilities:
Accounts receivable, net	55
Inventories, net	69
Other assets	3
Accounts payable, accrued and other long-term liabilities	(138)
Other	17
U.S. employee workforce transition program payments	(37)
Other postretirement benefit payments	(20)
Pension contributions	(2)
Payments for reorganization items, net	(14)

Net cash provided by operating activities	7

Cash flows from investing activities:
Capital expenditures	(37)
Decrease in restricted cash	20
Other	2

Net cash used in investing activities	(15)

Cash flows from financing activities:
Proceeds from debtor-in-possession credit facility, net of issuance cost	22
Repayments on borrowings from non-Debtor affiliates	(1)

Net cash provided by financing activities	21

Increase in cash and cash equivalents	13
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$13

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
1. Background and Organization
     General — Delphi Corporation (“Delphi” or the “Company”) is a world-leading supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology.
     Chapter 11 Reorganization Cases — On October 8, 2005, Delphi and certain of its United States (“U.S.”) subsidiaries (the “Initial Filers”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (collectively with the Initial Filers, the “Debtors”) filed voluntary petitions for relief under the Bankruptcy Code (the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein collectively as the “Chapter 11 Filings”). See the second page of this report for a listing of the Debtors and case number information. The Debtors have continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the Chapter 11 Filings and have continued their business operations without supervision from U.S. courts. On October 17, 2005, the Office of the United States Trustee for the Southern District of New York appointed a statutory committee of unsecured creditors. The composition of the creditors’ committee was subsequently changed. On March 22, 2006, the Court granted a motion to create an equity committee to represent the interests of Delphi’s stock owners and on April 28, 2006, the U.S. Trustee appointed a committee of equity security holders in these chapter 11 cases. The equity committee’s composition was also later changed.
     On January 20, 2006, the Debtors filed with the Court the Schedules of Assets and Liabilities and Statements of Financial Affairs (the “Schedules and Statements”), as required by the Bankruptcy Code. Subsequently, on February 14, 2006, April 18, 2006, and October 12, 2007, the Debtors filed certain amendments to the Schedules and Statements.
     On February 3, 2006, the United States Trustee convened a meeting of creditors of Delphi pursuant to section 341 of the Bankruptcy Code. A section 341 meeting is a statutorily mandated meeting of creditors, presided over by the United States Trustee, at which a debtor’s representatives appear and all creditors of the debtor are entitled to attend. At the conclusion of the section 341 meeting, the United States Trustee closed the meeting.
     On April 12, 2006, the Court established a bar date of July 31, 2006 for filing proofs of claim against the Debtors’ estates.
     Equity Purchase and Commitment Agreements — In furtherance of the Debtors’ transformation plan, on December 18, 2006, the Debtors announced their execution of an equity purchase and commitment agreement with certain investors and a plan framework support agreement with those investors and General Motors Corporation (“GM”). On April 19, 2007, Delphi confirmed that it anticipated negotiating changes to the agreements, primarily as a result of addressing differences in views regarding the Company’s reorganization enterprise value among the investors, GM, the statutory committees, and the Company. On July 9, 2007, Delphi confirmed that it had formally terminated the equity purchase and commitment agreement and related plan framework support agreement but that it expected to enter into new framework agreements with plan investors. Subsequently, on July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the “EPCA”) submitted by a group comprising a number of the original plan investors (affiliates of Appaloosa Management L.P. (“Appaloosa”), affiliates of Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith Inc., and UBS Securities LLC) as well as Goldman Sachs & Co. and an affiliate of Pardus Capital Management, L.P. (collectively, the “Investors”). On August 2, 2007, the Court granted the Company’s motion for an order authorizing and approving the EPCA and on August 3, 2007, the Investors and the Debtors executed the EPCA. Under the EPCA as amended (as described below), the Investors may invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan announced on March 31, 2006 on the terms and subject to the conditions contained in the EPCA.
     On October 30, 2007, the Debtors announced that they had filed with the Court a motion seeking approval of a proposed amendment to the EPCA (the “October EPCA Amendment”). The October EPCA Amendment was subject to the satisfaction of various conditions set forth in a proposal letter and the conditions were not satisfied. On November 14, 2007 the Debtors filed a proposed restated amendment to the EPCA (the “November EPCA Amendment”) that was subject to the satisfaction of various conditions set forth in a proposal letter, dated November 14, 2007. On December 3 and 5, 2007, Delphi filed further proposed restated amendments to the EPCA. Additional changes were reflected in the proposed order the Debtors submitted to chambers on December 7, 2007, and the
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
Court entered the order on December 10, 2007. On December 10, 2007, the Investors entered into the EPCA Amendment with Delphi, which amends the EPCA dated August 3, 2007 to reflect events and developments since then, including those relating to Court approvals in connection with a restated amendment to the EPCA (the “EPCA Amendment”); delivery of a revised disclosure letter by the Company; delivery of a revised business plan by the Company; updates and revisions to representations and warranties; agreements with principal labor unions; the execution and amendment of certain settlement agreements with GM; and the execution of a best efforts financing letter and the filing of a plan of reorganization and disclosure statement. Further, the EPCA Amendment amends provisions relating to the discount rights offering (including the replacement of existing common stockholders with unsecured creditors). Finally, the EPCA Amendment revises the EPCA to reflect certain economic changes for recoveries provided under the plan of reorganization, and a post-emergence capital structure which includes Series C Preferred Stock to be issued to GM.
     The EPCA Amendment removes or narrows the scope of certain conditions to closing in the EPCA including: the no-strike conditions, to include only strikes that occur after October 29, 2007; the capitalization condition to reduce the net debt required for the Company on the closing date; and an exclusion from the condition relating to the approval of material investment documents and numerous documents which have already been delivered by the Company to the Investors such as the plan of reorganization, the disclosure statement, the settlement agreements with GM, and the business plan. Certain conditions to closing are added by the EPCA Amendment, however, such as those requiring: release and exculpation of each Investor as set forth in the EPCA Amendment; that the Company will have undrawn availability of $1.4 billion including a letter of credit carve out and reductions under a borrowing base formula; that the Company’s pro forma interest expense during 2008 on the Company’s indebtedness will not exceed $585 million; that scheduled Pension Benefit Guarantee Corporation liens are withdrawn; and that the aggregate amount of trade and unsecured claims be no more than $1.45 billion (subject to certain waivers and exclusions). Refer to Note 1. Background and Organization, Plan of Reorganization for further details.
     The EPCA incorporates Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and to fund required contributions to the plans that were not made in full as permitted under the Bankruptcy Code. The discussion above is qualified in its entirety by the terms of the underlying proposal. In particular, as more fully outlined in the proposal, the effectiveness and consummation of the transactions contemplated by the EPCA are subject to a number of conditions precedent, including, among others, agreement on certain key documents and those conditions relating to financing of the emergence transactions.
     U.S. Labor Agreements — On March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits (the “1113/1114 Motion”). As approved and confirmed by the Court, a series of settlement agreements or memoranda of understanding (each, a memorandum of understanding or “MOU”) among Delphi, its unions, and GM settled the 1113/1114 Motion with respect to each of Delphi’s unions. These settlement agreements include those with the:
•	International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), dated June 22, 2007;

•	International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America (“IUE-CWA”), dated August 5, 2007;

•	International Association of Machinists and Aerospace Workers and its District 10 and Tool and Die Makers Lodge 78 (“IAM”), dated July 31, 2007;

•	International Brotherhood of Electrical Workers (“IBEW”) and its Local 663 relating to Delphi Electronics and Safety, dated July 31, 2007;

•	IBEW relating to Delphi’s Powertrain division, dated July 31, 2007;

•	International Union of Operating Engineers Local 18S, dated August 1, 2007;

•	International Union of Operating Engineers Local 101S, dated August 1, 2007;

•	International Union of Operating Engineers Local 832S (collectively, with the International Union of Operating Engineers Local 18S and the International Union of Operating Engineers Local 101S, the “IUOE”), dated August 1, 2007;

•	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (the “USW”) relating to Delphi’s operations at Home Avenue, dated August 16, 2007; and

•	USW relating to Delphi’s operations at Vandalia, dated August 16, 2007.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Each union settlement agreement was subject to Court approval as well as ratification by its respective union’s membership, except for the IUOE agreement relating to Local 101S which did not require ratification because there were no active bargaining unit members at the Olathe International Union of Operating Engineers Local 101S site. The UAW settlement agreement was approved by the Court on July 19, 2007 and ratified by the UAW as of June 28, 2007. The IUE-CWA, IAM, IBEW, and IUOE settlement agreements were approved by the Court on August 16, 2007 and were ratified as follows: by the IUE-CWA as of August 20, 2007, by the IAM and IBEW as of August 4, 2007, and by the IUOE (relating, respectively, to each of Local 832S and Local 18S) as of August 9 and August 10, 2007. The USW settlement agreements were approved by the Court on August 29, 2007, and were ratified by the USW as of August 30, 2007 for Home Avenue and as of August 31, 2007 for Vandalia.
     On September 4, 2007, by entry of an Order Withdrawing Without Prejudice Debtors’ Motion For Order Under 11 U.S.C. § 1113(c) Authorizing Rejection Of Collective Bargaining Agreements And Authorizing Modification Of Retiree Welfare Benefits Under 11 U.S.C. § 1114(g) (Docket No. 9221), the Court confirmed that the 1113/1114 Motion was withdrawn without prejudice, as to all parties and the intervening respondents, subject to the Court’s prior settlement approval orders pertaining to each of Delphi’s unions.
     Non-Represented Hourly Active Employees and Retirees — On July 23, 2007, Delphi and GM agreed to the treatment of certain non-represented hourly individuals, and on August 3, 2007, this agreement was formalized in the “Term Sheet — Delphi Cessation and GM Provision of Other Postretirement Benefits Obligations (“OPEB”) For Certain Non-Represented Delphi Employees and Retirees” (the “Non-Represented Term Sheet”). On August 16, 2007, the Court granted the Debtors’ motion pursuant to 11 U.S.C. § 363 to modify retiree welfare benefits for certain non-represented hourly active employees and retirees of Debtors and approving the Non-Represented Term Sheet.
     Plan of Reorganization — On September 6, 2007, Delphi filed its proposed plan of reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) with the Court. The Plan and Disclosure Statement outlined Delphi’s transformation centering around five core areas, as detailed below, including agreements reached with each of Delphi’s principal U.S. labor unions and GM. As discussed in the Disclosure Statement, Delphi’s Plan filed on September 6, 2007 contemplated, among other things, obtaining funded debt of up to $7.5 billion and a $1.6 billion asset-based revolving loan to finance Delphi’s emergence from chapter 11. The Plan filed on September 6, 2007 and Disclosure Statement also included information regarding the treatment of claims and interests and an outline of the Investor agreement and rights offering.
     The September 6, 2007 Disclosure Statement also outlined Delphi’s transformation centering around five core areas:
•	Agreements reached with all principal U.S. labor unions which create a competitive arena in which to conduct its business;

•	Agreements with GM outlining its financial support for certain legacy and labor costs and certain future business commitments to Delphi;

•	Delphi’s future product portfolio and manufacturing footprint;

•	Delphi’s planned transformation of its salaried workforce and progress in reducing selling, general and administrative expenses to support its realigned portfolio; and

•	Delphi’s plan to fund its U.S. defined benefit programs.
     Delphi’s Plan filed on September 6, 2007 was based upon a series of global settlements and compromises which involved every major constituency of Delphi and its affiliated Debtors’ reorganization cases, including Delphi’s principal U.S. labor unions, GM, the official committee of unsecured creditors (the “Creditors’ Committee”) and the official committee of equity security holders (the “Equity Committee”) appointed in Delphi’s chapter 11 cases, and the lead plaintiffs in certain securities and Employee Retirement Income Security Act (“ERISA”) multidistrict litigation (on behalf of holders of various claims based on alleged violations of federal securities law and ERISA).
     The Plan filed on September 6, 2007 provided for a recovery through a distribution of reorganized Delphi common stock and cash. General unsecured creditors were to receive the principal amount of their claims plus accrued interest at a negotiated plan value. Other classes of creditors and interests were to receive agreed upon distributions. GM was to receive a $2.7 billion cash distribution in satisfaction of certain of its claims against Delphi. As part of the settlement of the Securities and ERISA litigation discussed further in Note 2. Basis of Presentation, Securities and ERISA Litigation Charges, distributions were to be made using Plan currency in the same form, ratio, and treatment as that which would be used to satisfy the holders of general unsecured claims. The allowed claims and interests of the settling Securities and Litigation claimants totaled approximately $25 million for
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
the ERISA plan class and a total of $204 million for the debt securities class and the common stock securities class. The Plan filed on September 6, 2007 contemplated that rights offerings featuring transferable and non-transferable rights would made to holders of Delphi’s existing common stock. The rights offerings were to occur after the Court had confirmed Delphi’s Plan and a registration statement for the rights offerings had been declared effective by the SEC. Under the terms of the Plan filed on September 6, 2007, holders of existing Delphi common stock were also to receive a distribution of shares of reorganized Delphi and five-year warrants exercisable to purchase shares of reorganized Delphi.
     At a Court hearing on September 27, 2007, Delphi stated that the current dynamics of the capital markets had prompted it to consider whether amendments to the Plan might be necessary. Delphi commenced its Disclosure Statement hearing on October 3, 2007, and after resolving certain objections, requested that the hearing be permitted to continue on October 25, 2007. On October 19, 2007, the Court granted Delphi’s request to further continue the hearing on the adequacy of the Disclosure Statement on November 8, 2007. The adjournment of the hearing allowed the Debtors to continue to negotiate potential amendments to the Plan filed on September 6, 2007 with key stakeholders. On November 9, 2007, Delphi announced that the Court had agreed to adjourn the hearing previously scheduled for November 8, 2007, to consider the potential amendments to the Plan and Disclosure Statement, as discussed below to November 29, 2007. On November 28, 2007, at the request of the Debtors, the Court further adjourned this hearing to December 6, 2007.
     On October 29, 2007, Delphi filed a notice of potential amendments to the Plan and Disclosure Statement. These amendments contemplated an approximate $2 billion reduction in the Delphi’s net debt at emergence. Delphi plans to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first lien-funded financing, and second-lien funded financing in the amount of $1.5 billion. Further, the potential amendments reflected reductions in stakeholder distributions to some junior creditors and interest holders required to obtain consensus among the Creditors’ Committee, the Investors, and settling parties, and changes required by the Investors to obtain endorsement of the Plan and Disclosure Statement, Delphi’s settlement with GM and Delphi’s U.S. labor unions, Delphi’s emergence business plan, and related agreements.
     On November 14, 2007, Delphi announced it had reached agreement with GM and the Investors on potential amendments to the Plan, the comprehensive settlement agreements reached with GM (discussed further below), and the EPCA. Delphi filed these proposed amendments on November 14, 2007 with the Court as revisions to the appendices to the Company’s Disclosure Statement. Conforming potential amendments to the Disclosure Statement were filed with the Court on November 16, 2007. These filings were made in accordance with a scheduling order entered by the Court to continue the Disclosure Statement hearing on November 29, 2007. On November 28, 2007, at the request of the Debtors, the Court further adjourned the hearing to December 6, 2007.
     On December 3, 2007, Delphi filed further potential amendments to the Plan, the comprehensive agreements reached with GM, the EPCA, and the related Disclosure Statement and on December 4, 2007 Delphi announced that it had reached agreement in principle on these amendments with the Creditors’ Committee, Equity Committee, GM, and the Investors. After a hearing on the adequacy of the proposed Disclosure Statement on December 6 and 7, 2007, on December 10, 2007, Delphi filed its first amended joint Plan of Reorganization (“Amended Plan”) and its first amended Disclosure Statement with respect to the Amended Plan (“Amended Disclosure Statement”). The Court entered an order approving the adequacy of the Amended Disclosure Statement on December 10, 2007.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     The Amended Plan includes the following changes to the Investors’ direct investment and certain stakeholder recoveries from the original Plan:

	Original Plan (09/06/2007)	Amended Plan (12/10/2007)

Net Funded Debt	$7.1 billion	$5.2 billion

Plan Equity Value	Total enterprise value of $13.9 billion, which after deducting net debt and warrant value results in distributable equity value of $6.6 billion (or approximately $45.00 per share based on approximately 147.6 million shares)	Total enterprise value of $13.3 billion, which after deducting net debt and warrant value results in distributable equity value of $7.8 billion (or approximately $59.61 per share based on approximately 131.3 million shares)

Plan Investors	Direct Investment	Direct Investment

•   Purchase $400 million of preferred stock convertible at an assumed enterprise value of $11.75 billion (or 30.1% discount from Plan Equity Value)

•   Purchase $400 million of preferred stock convertible at an assumed enterprise value of $12.80 billion (or 14.3% discount from Plan Equity Value)

•   Purchase $175 million of New Common Stock at an assumed enterprise value of $12.80 billion (or 14.3% discount from Plan Equity Value)

•   Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.75 billion (or 29.2% discount from Plan Equity Value)

•   Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.8 billion (or 28.6% discount from Plan Equity Value)

•   Purchase $175 million of New Common Stock at an assumed enterprise value of $10.25 billion (or 35.6% discount from Plan Equity Value)

GM	Recovery of $2.7 billion • $2.7 billion in Cash	Recovery of $2.5 billion at Plan value of $13.3 billion

•   At least $750 million in Cash

•   Up to $750 million in a second lien note

•   $1.073 billion (in liquidation value) in junior convertible preferred stock at Plan value of $13.3 billion

Unsecured Creditors	Par plus accrued recovery at Plan value of $13.9 billion • 80% in New Common Stock at Plan Equity Value • 20% in Cash	Par plus accrued recovery at Plan value of $13.3 billion

•   77.3% in New Common Stock at Plan Equity Value

•   22.7% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $10.25 billion (or 35.6% discount from Plan Equity Value)

TOPrS	Par plus accrued recovery at Plan value of $13.9 billion • 100% in New Common Stock at Plan Equity Value	90% of par recovery at Plan value of $13.3 billion

•   77.3% in New Common Stock at Plan Equity Value

•   22.7% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $10.25 billion (or 35.6% discount from Plan Equity Value)

Existing Common Stockholders	Par Value Rights • Right to acquire approximately 12,711,111 shares of New Common Stock at a purchase price struck at Plan Equity Value	Par Value Rights • Right to acquire approximately 21,680,996 shares of New Common Stock at a purchase price struck at Plan Equity Value
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT

Original Plan (09/06/2007)	Amended Plan (12/10/2007)

Warrants • Warrants to acquire an additional 5% of New Common Stock exercisable for five years after emergence struck at Plan Equity Value	Warrants

•   Warrants to acquire 6,908,758 shares of New Common Stock (which comprises 5% of the fully diluted New Common Stock) exercisable for seven years after emergence struck at 20.7% premium to Plan Equity Value

•   Warrants to acquire $1.0 billion of New Common Stock exercisable for six months after emergence struck at 9.0% premium to Plan Equity Value

• Warrants to acquire 2,819,901 shares of New Common Stock (which comprises 2% of the fully diluted New Common Stock) exercisable for ten years after emergence struck at Plan Equity Value
Direct Distribution • 1,476,000 shares of New Common Stock	461,552 shares of New Common Stock

Participation in Discount Rights Offering • Right to purchase 40,845,016 shares of New Common Stock at a purchase price of $38.56 per share	No Provision for Participation in Discount Rights Offering
     The Amended Plan is subject to Court approval as part of the confirmation process. A hearing on confirmation of the Plan is scheduled to begin on January 17, 2008. Delphi continues its transformation activities, including ongoing discussion with its relationship banks regarding an emergence financing package that can be executed under existing market conditions, with the goal of emergence from chapter 11 as soon as practicable. Currently, Delphi expects to emerge during the first quarter of 2008.
     GM Settlement — Also on September 6, 2007, Delphi entered into a Global Settlement Agreement (“GSA”) and a Master Restructuring Agreement (“MRA”) with GM. On October 29, 2007, Delphi entered into amendments to both the GSA and the MRA. On November 14, 2007 and again on December 3, 2007, Delphi entered into restated amendments to both the GSA and the MRA. Together, these agreements provide for a comprehensive settlement of all outstanding issues between Delphi and GM, including: litigation commenced in March 2006 by Delphi to terminate certain supply agreements with GM; all potential claims and disputes with GM arising out of the separation of Delphi from GM in 1999; certain post-separation claims and disputes between Delphi and GM; the proofs of claim filed by GM against Delphi in Delphi’s chapter 11 cases; GM’s treatment under Delphi’s Plan; and various other legacy and ordinary course business matters between the companies.
     Most obligations set forth in the GSA are to be performed upon the occurrence of the effective date of the Plan or as soon as reasonably practicable thereafter. The GSA is intended to resolve outstanding issues among Delphi and GM that have arisen or may arise before Delphi’s emergence from chapter 11 and will be implemented by Delphi and GM in the short term. The GSA addresses, among other things, commitments by Delphi and GM regarding pensions and OPEB, and other GM contributions with respect to labor matters, releases, and claims treatment.
     By contrast, resolution of most of the matters addressed in the MRA will require a significantly longer period that will extend for a number of years after the confirmation of the Plan. The MRA is intended to govern certain aspects of Delphi and GM’s commercial relationship following Delphi’s emergence from chapter 11. The MRA addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM.
     Delphi filed the GSA and the MRA as exhibits to the Plan. Both agreements, as amended, are subject to Court approval as part of the Plan confirmation process.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     DASE Liquidation — In February 2007, Delphi’s non-Debtor indirect wholly owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s transformation plan previously announced in March 2006. The facility, which had approximately 1,600 employees, was the primary holding of DASE.
     On March 20, 2007, DASE filed a petition for Concurso, or bankruptcy under Spanish law, exclusively for that legal entity. In an order dated April 13, 2007, the Spanish court declared DASE to be in voluntary Concurso, which provides DASE support by managing the process of closing the Puerto Real site in Cadiz, Spain in accordance with applicable Spanish law. The Spanish court subsequently appointed three receivers of DASE (the “DASE Receivers”). During the Concurso process, DASE commenced negotiations on a social plan and a collective layoff procedure related to the separation allowance with the unions representing the affected employees. On July 4, 2007, DASE, the DASE Receivers, and the workers’ councils and unions representing the affected employees reached a settlement on a social plan of €120 million (then approximately $161 million) for a separation allowance of approximately 45 days of salary per year of service to each employee (the “Separation Plan”). Delphi concluded that it was in its best interests to voluntarily provide the €120 million to DASE as well as additional funds to DASE in an amount not to exceed €10 million (then approximately $14 million) for the purpose of funding payment of the claims of DASE’s other creditors.
     As a result of the Spanish court declaring DASE to be in Concurso and the subsequent appointment of the DASE Receivers, Delphi no longer possesses effective control over DASE and has de-consolidated the financial results of DASE effective April 2007. The total year-to-date expense through November 30, 2007 associated with the exit of the Puerto Real site in Cadiz, Spain is approximately $268 million, of which $61 million was recorded by DASE in the first quarter of 2007 and is reflected as a component of equity income from non-Debtor affiliates, and approximately $207 million was recorded in June 2007 as a component of cost of sales.
2. Basis of Presentation
     Condensed Combined Debtor-in-Possession Financial Statements — The financial statements and supplemental information contained herein are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects. In addition, the financial statements and supplemental information contained herein represent the condensed combined financial information for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in the attached financial statements, and as such, their net income (loss) is included as “Equity income from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet.
     American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11, generally does not change the manner in which financial statements are prepared. It does require, however, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.
     The unaudited combined financial statements have been derived from the books and records of the Debtors. This information, however, has not been subject to procedures that would typically be applied to financial information presented in accordance with U.S. GAAP, and upon the application of such procedures (such as tests for asset impairment), the Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this report includes primarily normal recurring adjustments but does not include all of the adjustments that would typically be made for quarterly financial statements in accordance with U.S. GAAP. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly periodic reports for the subsequent periods filed with the SEC.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     The results of operations contained herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the consolidated results of operations, financial position, and cash flows of the Debtors in the future.
     Intercompany Transactions — Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions with the Debtors’ non-Debtor affiliates have not been eliminated in the financial statements and are reflected as intercompany receivables, loans, investments, and payables.
     General Motors and Affiliates — Includes activity with GM and its consolidated subsidiaries. Activity with GM’s non-consolidated affiliates (such as GM Shanghai) and activity with other Tier 1 suppliers which sell directly to GM is classified as other (non-GM) customer activity.
     Restricted Cash — Primarily includes balances restricted for use for the pre-retirement portion of the special attrition program.
     Property — Includes property, plant, and equipment and is recorded at cost net of accumulated depreciation.
     Long-Lived Asset Impairment Charges — In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” Delphi evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Estimates of future cash flows used to test the recoverability of long-lived assets include separately identifiable undiscounted cash flows expected to arise from the use and eventual disposition of the assets. Where estimated future cash flows are less than the carrying value of the assets, impairment losses are recognized based on the amount by which the carrying value exceeds the fair value of the assets. Delphi recognized asset impairment charges of $212 million for the eleven months ended November 30, 2007.
     Securities and ERISA Litigation Charges — Delphi, along with certain of its subsidiaries and certain current and former officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits filed following the Company’s announced intention to restate certain of its financial statements in 2005. Through mediated settlement discussions, on August 31, 2007, representatives of Delphi, Delphi’s insurance carriers, certain current and former directors and officers of Delphi, and certain other defendants involved in the securities actions, ERISA action, and shareholder derivative actions to consolidated proceedings (the “Multidistrict litigation” or “MDL”), were able to reach an agreement with the lead plaintiffs in the Securities Actions (the “Lead Plaintiffs”) and named plaintiffs in the amended ERISA Action (the “ERISA Plaintiffs”) resulting in a $361 million settlement of the Multidistrict Litigation (the “MDL Settlements”).
     On September 5, 2007 the U.S. District Court for the Eastern District of Michigan (the “District Court”) entered an order preliminarily certifying the class and approving the settlement and scheduled the matter for a fairness hearing on November 13, 2007. On November 13, 2007, the District Court conducted the fairness hearing and took the matter under advisement. On October 25, 2007, the Court entered an order preliminarily approving the MDL Settlements subject to final consideration at the confirmation hearing on Delphi’s Plan and the Court’s consideration of certain objections that may be filed as to the MDL Settlements. On December 4, 2007, the District Court held another hearing to consider proposed modifications to the MDL Settlements, and tentatively approved the modifications, after determining that the modifications were at least neutral to the Lead Plaintiffs and potentially provide a net benefit to the Lead Plaintiffs. The following is a summary of the principal terms of the MDL Settlements as they relate to the Company and its affiliates and related parties and is qualified in its entirety by reference to the complete agreements to be submitted to the Court for approval.
     Under the terms of the MDL Settlements, the Lead Plaintiffs and the ERISA Plaintiffs will receive claims that will be satisfied through Delphi’s final Plan as confirmed by the Court. The Lead Plaintiffs will be granted a single allowed claim in the face amount of $179 million, which will be satisfied by Delphi providing $179 million in consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under its Plan. Additionally, the Lead Plaintiffs will receive $15 million to be provided by a third party. Delphi has also agreed to provide the Lead Plaintiffs, on behalf of the class members, the ability to exercise their rights in the anticipated discount rights offering in connection with the Debtors’ Plan through a notice mechanism and a pledge of cash collateral. If an individual plaintiff opts out of the settlement reached with the Lead Plaintiffs and ultimately receives an allowed claim in Delphi’s chapter 11 cases, the amount received by the opt-out plaintiff will be deducted
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
from the settlement reached with the Lead Plaintiffs. Delphi will object to any claims filed by opt-out plaintiffs in the Court, and will seek to have such claims expunged. The settlement with the ERISA Plaintiffs is structured similarly to the settlement reached with the Lead Plaintiffs. The ERISA Plaintiffs’ claim will be allowed in the amount of approximately $25 million and will be satisfied with consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under the Plan. Unlike the settlement reached with the Lead Plaintiffs, the ERISA Plaintiffs will not be able to opt out of their settlement.
     In addition to the amounts to be provided by Delphi from the above described claims in its chapter 11 cases, the Lead Plaintiffs will also receive a distribution of insurance proceeds of up to approximately $89 million, including a portion of the remainder of any insurance proceeds that are not used by certain former officers and directors who are named defendants in various actions, and a distribution of approximately $2 million from certain underwriters named as defendants in the Securities Actions. In addition, Delphi’s insurance carriers have also agreed to provide $20 million to fund any legal expenses incurred by certain of the former officer- and director-named defendants in defense of any future civil actions arising from the allegations raised in the securities cases. The ERISA Plaintiffs will also receive a distribution of insurance proceeds in the amount of approximately $22 million. Settlement amounts from insurers and underwriters were paid and placed in escrow by September 25, 2007 pending Court approval.
     The MDL Settlements include a dismissal with prejudice of the ERISA and securities cases and a full release as to certain named defendants, including Delphi, Delphi’s current directors and officers, the former directors and officers who are named defendants, and certain of the third-party defendants. The Company also received a demand from a shareholder that the Company consider bringing a derivative action against certain current and former directors and officers premised on allegations that certain current and former directors and officers made materially false and misleading statements in violation of federal securities laws and/or of their fiduciary duties. The Company appointed a committee of the Board of Directors (the “Special Committee”) to evaluate the shareholder demand. As a component of the MDL Settlements, the Special Committee determined not to assert these claims; however, it has retained the right to assert the claims as affirmative defenses and setoffs against any action to collect on a proof of claim filed by those individuals named in the demand for derivative action should the Company determine that it is in its best interests to do so.
     As a result of the MDL Settlements, as of November 30, 2007, Delphi has a liability of $361 million recorded for this matter. The expense for this matter is $353 million for the eleven months ended November 30, 2007. As previously disclosed, Delphi maintains directors and officers insurance providing coverage for losses incurred by the Company of up to $100 million, subject to a $10 million deductible. Delphi had previously recorded an initial reserve in the amount of its $10 million insurance deductible, and net of related payments, had an $8 million liability recorded as of March 31, 2007. As discussed above, in conjunction with the MDL settlement, Delphi expects to receive recoveries of $148 million for the settlement amounts from insurers, underwriters and third-party reimbursements. Recoveries for the settlement amounts from insurers, underwriters, and third-party reimbursements have not been recorded because the MDL Settlements are pending Court approval. Based on the proposed modifications considered during the December 4, 2007 District Court hearing, Delphi may reduce its liability by approximately $10 million during December 2007.
     Warranty Matters — Delphi recognizes expected warranty costs for products sold principally at the time of sale based on an estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments, and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. In September 2007, Delphi recorded an adjustment to increase its warranty reserve in the amount of approximately $93 million based on higher than normal warranty claims on engine electronic control units supplied for certain 2005-2007 vehicle models.
     In June 2007, Delphi recorded an adjustment to increase its warranty reserve in the amount of approximately $91 million based on a tentative settlement with GM over a range of specific warranty matters. On September 27, 2007, the Court granted Delphi’s motion to enter into a Warranty, Settlement, and Release Agreement (the “Warranty Settlement Agreement”) with GM to settle certain known warranty claims. Under the terms of the Warranty Settlement Agreement, Delphi will pay GM an estimated $199 million, comprised of approximately $127 million to be paid in cash over time as noted below, and up to approximately $72 million to be paid in the form of
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
delivery by Delphi to GM of replacement product. The Warranty Settlement Agreement settles all outstanding warranty claims and issues related to any component or assembly supplied by Delphi to GM, which as of August 10, 2007 are (a) known by GM, subject to certain specified exceptions, (b) believed by GM to be Delphi’s responsibility in whole or in part, and (c) in GM’s normal investigation process, or which should have been within that process, but were withheld for the purpose of pursuing a claim against Delphi. Included in the settlement are all warranty claims set forth in GM’s amended proof of claim filed on July 31, 2006 in connection with Delphi’s chapter 11 cases (“GM’s Proof of Claim”).
     In addition, the Warranty Settlement Agreement limits Delphi’s liability related to certain other warranty claims that have become known by GM on or after June 5, 2007, and generally prohibits both GM and Delphi from initiating actions against the other related to any warranty claims settled in the agreement. Pursuant to the Warranty Settlement Agreement, GM is foreclosed from bringing any type of claim set forth on the exhibits attached thereto, if it is shown that on or before August 10, 2007, (i) GM knew about the claim, (ii) the amount of the claim exceeded $1 million, or GM believed the claim would exceed $1 million, (iii) the claim is in GM’s investigation process or GM determined that it should have been in GM’s investigation process but excluded it from that process for the purpose of pursuing a claim against Delphi, and (iv) GM believed or reasonably should have believed that Delphi had some responsibility for the claim.
     Pursuant to the Warranty Settlement Agreement, Delphi has advised GM that upon entry of an order approving the agreement, Delphi’s claims agent would be directed (a) to reduce the liquidated component relating to warranty claims contained in GM’s Proof of Claim by $530,081,671, which includes, among other things, those personal injury claims asserted in GM’s Proof of Claim that relate to warranty claims settled in the agreement, and (b) to expunge with prejudice the unliquidated component relating to warranty claims asserted in its Proof of Claim. Nothing contained in the Warranty Settlement Agreement would be construed to reduce any amounts to be paid to GM pursuant to the terms of the GSA and/or the MRA entered into by Delphi and GM and incorporated into Delphi’s Plan.
     Delphi has elected to defer amounts due under the Warranty Settlement Agreement until it receives payments from GM on or about the time of its emergence from bankruptcy. As a result, GM will set off these payments against the amounts then payable to Delphi by GM. Because Delphi has elected to defer these payments, GM will receive interest at the rate of 6% per annum on the payment from November 1, 2007, until the amounts are paid by Delphi or set off against amounts payable by GM.
     During September 2007 with the filing of Delphi’s Plan on September 6, 2007, Delphi determined that the warranty claims totaling $257 million previously included in liabilities subject to compromise would be resolved in the ordinary course of business without Court intervention and were therefore not subject to compromise, including amounts that were addressed in the warranty settlement agreement reached with GM. In September 2007, Delphi reclassified $143 million of these claims to accrued liabilities and $114 million of these claims to long-term liabilities, from liabilities subject to compromise
     Contractual Interest Expense and Interest Expense on Unsecured Claims — Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7. Delphi did not record contractual interest expense on certain unsecured prepetition debt from the bankruptcy filing date until September 2007 because the interest ceased being paid and was not determined to be probable of being an allowed claim. In September 2007, Delphi recorded $289 million of prior contractual interest expense related to certain prepetition debt because it became probable that the interest would become an allowed claim based on the provisions of the plan of reorganization filed with the Court in September 2007. The plan of reorganization also provides that certain holders of allowed unsecured claims against Delphi will be paid postpetition interest on their claims, calculated at the contractual non-default rate from the petition date through the earlier of confirmation or January 31, 2007. In September 2007, Delphi recorded $80 million of interest expense with respect to such allowed unsecured claims. The accrued interest payable of $369 million is included in accrued liabilities on the accompanying balance sheet. This estimate is based on numerous factual and legal assumptions. Absent developments that alter the Debtors’ view of the likelihood of amounts that may be paid under the Plan to holders of allowed unsecured claims, the Debtors expect to accrue interest on such unsecured claims in future periods, to the extent required under applicable law. Such interest will be discharged at the emergence date under the provisions of plan of reorganization discussed in Note 1. Background and Organization.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     Taxes — Delphi accounts for income taxes in accordance with FASB Statement No. 109 (“SFAS 109”), “Accounting for Income Taxes,” and recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws. Due to the Company’s history of U.S. losses over the past years, combined with the deterioration in its current U.S. operating outlook, Delphi has a 100% valuation allowance against all of its U.S. deferred tax assets, and as a result, does not recognize income tax benefits for net operating losses for its U.S. entities.
     The Debtors have received Court authorization, but not direction, to pay sales, use, trust fund, and certain other taxes in the normal course. Accordingly, the Debtors have paid the applicable taxes when due. See the schedules of payroll and other taxes paid for additional information regarding taxes paid.
     In June 2006, the FASB issued FASB Interpretation 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. The impact of initially applying FIN 48 was recognized as a cumulative effect adjustment increasing the April 1, 2007 opening balance of accumulated deficit by $18 million.
     Other Postretirement Benefit (Payments) Receipts, Net of Reimbursement by GM — As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA were eligible to retire as employees of Delphi or flow back to GM and retire. During 2006, approximately 10,000 employees elected to flow back to GM and retire. Although GM agreed to assume the postretirement healthcare and life insurance coverages for these retirees, due to the volume of retirements, GM was unable immediately to transition these retirees to GM healthcare and life insurance plans. Delphi agreed to administer health and life insurance coverage for these retirees during the transition period and GM agreed to reimburse Delphi for its actual costs for providing such coverage. As of November 30, 2007, Delphi’s receivable from GM for these costs was $5 million.
     Pension Funding — Delphi’s discussions with the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation (“PBGC”) regarding the funding of the Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”) upon emergence from chapter 11 culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain unfunded liabilities to a pension plan sponsored by GM. On March 9, 2007, Delphi received approval from the IRS to change the asset valuation method for purposes of funding for the Hourly and Salaried Plans for plan years beginning on and after October 1, 2005. The new asset valuation method uses fair market value as permitted in the U.S. Internal Revenue Code (the “IRC”). On May 29, 2007, Delphi, acting pursuant to the Court’s authority, secured from the IRS a favorable ruling regarding the transfer of certain unfunded liabilities from its Hourly Plan to a pension plan sponsored by GM.
     On May 1, 2007, the IRS issued conditional waivers for the Hourly Plan and the Salaried Plan with respect to the plan year ended September 30, 2006 (the “2006 Waivers”). On July 13, 2007, Delphi received modifications of the 2006 Waivers, mainly related to revising certain deadlines. On September 28, 2007, the IRS issued a second conditional waiver for the Hourly Plan for the plan year ended September 30, 2007 (the “2007 Hourly Plan Waiver”). The second waiver is necessary to make the transfer of hourly pension obligations to the GM plan economically efficient by avoiding redundant cash contributions that would result in a projected overfunding of the Hourly Plan. On October 4, 2007, the IRS issued second modifications to the 2006 Waivers. The second modifications further revised the deadlines contained in the 2006 Waivers to match the deadlines set forth in the 2007 Hourly Plan Waiver. The conditional funding waivers will permit Delphi to defer funding contributions due under ERISA and the IRC until after Delphi emerges from chapter 11.
     The pertinent terms of the conditional waivers, as modified, are:
•	No later than December 31, 2007, the Company must file a plan of reorganization with the Court providing for the continuation of the Hourly and Salaried Plans and compliance with the conditions of the waiver.

•	The effective date of the Company’s plan of reorganization must be no later than February 29, 2008.

•	Effective June 16, 2007, Delphi provided to the PBGC letters of credit in favor of the Hourly and Salaried Plans in the amount of $100 million to support funding obligations under the Hourly Plan and $50 million
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
to support funding obligations under the Salaried Plan, which letters of credit will expire once Delphi satisfies the contribution requirements described below which must be satisfied within five days following the Company’s emergence from chapter 11.
     The Company has represented that it intends to meet the minimum funding standard under IRC section 412 for the plan years ended September 30, 2006 and 2007 upon emergence from bankruptcy protection. If the Company’s plan of reorganization is to become effective later than February 29, 2008, the Company will seek an extension of the waiver terms with the IRS and the PBGC.
     The conditional waivers described above contemplate that two large payments related to the Company’s qualified defined benefit pension plans will be made as of the emergence from bankruptcy. The first payment will be a contribution directly to the Hourly and Salaried Plans as described above, and is estimated to be approximately $1.25 billion with approximately $1.05 billion in plan contributions and approximately $200 million into escrow. Delphi expects that the majority of the escrow ultimately will be contributed to the Hourly and Salaried Plans based on true-up calculations. The second payment will be effected through an IRC § 414(l) transfer of $1.5 billion of Hourly Plan net unfunded liabilities to a GM hourly pension plan. Delphi and GM have agreed to the IRC § 414(l) transfer of $1.5 billion of net unfunded liability to GM’s hourly plan, in exchange for a note given to GM by Delphi in the amount of $1.5 billion to be paid off by Delphi within ten days. The foregoing description of the pension funding plan is a summary only and is qualified in its entirety by the terms of the waivers and the order of the Court.
     U.S. Employee Workforce Transition Programs — On June 22, 2007, Delphi, GM, and the UAW signed the UAW settlement agreement which included a workforce transition program for eligible UAW employees (the “UAW Workforce Transition Program”). Included in the UAW Workforce Transition Program is an attrition program similar to the U.S. employee special attrition programs offered in June 2006. The attrition program in the UAW Workforce Transition Program offers, among other options, certain eligible Delphi employees: (i) normal and early voluntary retirements with a lump sum incentive payment of $35,000, (ii) a pre-retirement program under which employees with at least 26 and fewer than 30 years of credited service are granted the ability to cease working and to receive monthly payments and benefits until they accrue 30 years of credited service at which time they will retire without additional incentives, and (iii) buyout payments which, depending on the amount of seniority or credited service, range from $70,000 to $140,000. The UAW Workforce Transition Program also offers the following options: (i) flowback rights to eligible Delphi employees as of the date of the filing of Delphi’s bankruptcy petition who do not elect the attrition options, including a relocation allowance of up to $67,000 in certain circumstances when plants cease production, (ii) buy-down payments totaling $105,000 for eligible traditional employees who do not elect the attrition option or flowback and continue to work for Delphi under the terms of the 2004 UAW-Delphi Supplemental Agreement applicable to employees hired after 2004, transferring those employees to Supplemental Employee Status as of October 1, 2007, (iii) conversion of temporary employees in UAW-Delphi plants to permanent employee status, and (iv) severance payments up to $40,000 or supplemental unemployment benefits to eligible employees who are permanently laid off prior to September 14, 2011.
     On August 5, 2007, Delphi, GM, and the IUE-CWA signed the IUE-CWA settlement agreement, which included a workforce transition program for eligible IUE-CWA employees (the “IUE-CWA Workforce Transition Program”) and included an attrition program similar to the 2006 U.S. employee special attrition programs. The attrition program in the IUE-CWA Workforce Transition Program is similar to the attrition program included in the UAW Workforce Transition Program except that the buyout payments based on seniority or credited service range from $40,000 to $140,000. The IUE-CWA Workforce Transition Program also offers the following options: (i) special employee placement opportunities with GM for eligible Delphi employees who do not elect the attrition options, including relocation allowances of up to $67,000 in certain circumstances when specific plants cease production, (ii) provision of buy-down payments totaling up to $125,000 for eligible employees who do not elect the attrition option or become employed by GM and continue to work for Delphi under the terms of the IUE-CWA settlement agreement, and (iii) severance payments up to $40,000 or supplemental unemployment benefits to eligible employees who are permanently laid off prior to October 12, 2011.
     On July 31 and August 1, 2007, Delphi and GM signed settlement agreements with the IAM, IBEW, and IUOE (collectively, the “Splinter Unions”). These Splinter Union settlement agreements, with the exception of the International Union of Operating Engineers Local 101S agreement, include workforce transition programs (the “Splinter Unions Workforce Transition Program”) and include attrition programs similar to the attrition program included in the IUE-CWA Workforce Transition Program. The Splinter Unions Workforce Transition Program also offers options of buy-down payments totaling up to $10,000 for eligible employees or severance payments up to $40,000 to eligible employees who are permanently laid off prior to September 14, 2011.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     On August 16, 2007, Delphi, GM, and the USW signed the USW settlement agreements, which included certain workforce transition options for eligible USW employees at the Home Avenue and Vandalia operations similar to certain options presented in the IUE-CWA Workforce Transition Program.
     As of November 30, 2007, approximately 310 of the 3,700 eligible UAW-represented employees, approximately 190 of the 1,300 eligible IUE-CWA-represented employees, approximately 670 of the 800 eligible USW-represented employees, and approximately 90 of the 100 eligible Splinter Union-represented employees elected to participate in the attrition programs. Delphi recorded charges for the attrition programs of approximately $41 million and $125 million in U.S. employee workforce transition program charges for the one month and eleven months ended November 30, 2007, respectively. The estimated payments to be made under the buy-down arrangements within the UAW and IUE-CWA Workforce Transition Programs totaled $323 million and were recorded as a wage asset and liability. At November 30, 2007, $77 million was recorded in other current assets and $231 million was recorded in other long-term assets in the accompanying balance sheet. In accordance with EITF 88-23, “Lump-Sum Payments under Union Contracts,” the wage asset will be amortized over the life of the union workforce transition programs of which $7 million and $15 million were recognized in the one month and eleven months ended November 30, 2007, respectively. The corresponding wage liability will be reduced as buy-down payments are made, of which $113 million of payments were made in November 2007. Pension curtailment losses of $59 million related to the Hourly Plan were recorded in U.S. employee workforce transition programs during the eleven months ended November 30, 2007 for the effect of employees who elected to participate in the workforce transition programs and the effect of prospective plan amendments that will eliminate the accrual of future defined pension benefits for salaried and certain hourly employees on emergence from bankruptcy. Finally, costs related to severance payments and supplemental unemployment benefits for U.S. employees at sites that will be sold or wound down in accordance with the workforce transition programs were recorded in the amount of $48 million in cost of sales during the eleven months ended November 30, 2007.
     Salaried Pension Curtailment — During September 2007, Delphi recorded $116 million of pension curtailment losses related to the Salaried Plan in U.S. employee workforce transition program charges. The curtailment losses were to recognize the effect of prospective plan amendments that will eliminate the accrual of future defined pension benefits for salaried employees on emergence from bankruptcy.
3. Debtor-in-Possession (“DIP”) Financing
     On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both its $2.0 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated November 21, 2005 (the “Amended DIP Credit Facility”), and the approximate $2.5 billion outstanding on its $2.825 billion Five Year Third Amended and Restated Credit Agreement, dated as of June 14, 2005 (as amended, the “Prepetition Facility”).
     On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and a second priority term loan of approximately $2.5 billion (“Tranche C” or the “Tranche C Term Loan”).
     Delphi incurred no early termination penalties in connection with the termination of these agreements. However, as a result of the changes in the debt structure and corresponding cash flows related to the refinancing, Delphi expensed $25 million of unamortized debt issuance and discount costs related to the Amended DIP Credit Facility and Prepetition Facility in the first quarter of 2007, of which $23 million was recognized as loss on extinguishment of debt as these fees relate to the refinancing of the term loans and $2 million was recognized as interest expense as these fees relate to the refinancing of the revolver.
     The Refinanced DIP Credit Facility carries an interest rate at Delphi’s option of either the Administrative Agent’s Alternate Base Rate plus (i) with respect to Tranche A borrowings, 1.50%, (ii) with respect to Tranche B borrowings, 1.25%, and (iii) with respect to Tranche C borrowings, 1.75%, or London Interbank Borrowing Rate (“LIBOR”) plus (x) with respect to Tranche A borrowings, 2.50%, (y) with respect to Tranche B borrowings, 2.25%, and (z) with respect to Tranche C borrowings, 2.75%. The interest rate period can be set at a two-week or one-, three-, or six-month period as selected by Delphi in accordance with the terms of the Refinanced DIP Credit
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
Facility. Accordingly, the interest rate will fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Refinanced DIP Credit Facility.
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is pledging only 65% of the stock of its first tier non-U.S. subsidiaries) and further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession.
     The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. The borrowing base computation was short of the Refinanced DIP Credit Facility commitment on November 30, 2007. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).
     The Refinanced DIP Credit Facility includes affirmative, negative, and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets, and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal to or greater than $500 million, compliance with the restrictions on investments, mergers and dispositions of assets do not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi which are not guarantors).
     The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007 at the levels set forth in the Refinanced DIP Credit Facility.
     The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest, or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate.
     On March 29, 2007, Delphi entered into the First Amendment to the Refinanced DIP Credit Facility (the “First Amendment”). The First Amendment provided for an amended definition of “Global EBITDAR,” the addition of a two-week LIBOR interest election option, and amended monthly Global EBITDAR covenant levels. The amended definition of Global EBITDAR eliminated cash payment limits with respect to restructuring costs from the definition.
     On September 27, 2007, Delphi entered into the Second Amendment to the Refinanced DIP Credit Facility (the “Second Amendment”). The Second Amendment provides for an extension of the expiration date of any Letter of Credit (as defined in the Refinanced DIP Credit Facility) issued on behalf of Delphi or any of its subsidiaries to the earlier of (i) one year after the date of the issuance of such Letter of Credit (or any renewal or extension thereof) and (ii) 365 days after the Maturity Date (as defined in the Refinanced DIP Credit Facility; such 365th day being the “LC Outside Date”). As originally drafted, clause (ii) of the Refinanced DIP Credit Facility provided for expiration of a Letter of Credit 180 days after the Maturity Date. The amendment also provides certain collateral security mechanisms to ensure Delphi’s reimbursement of obligations in connection with the renewal or extension of any Letter of Credit beyond the LC Outside Date.
     On November 6, 2007, the Debtors filed a motion requesting that the Court authorize the Debtors to enter into a “best efforts” engagement letter and fee letter with JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and Citigroup Global Markets Inc. in connection with an exit financing arrangement comprised of: (i) a senior secured first lien asset-based revolving credit facility in an aggregate principal amount of $1.6 billion; (ii) a senior secured first-lien term facility in an aggregate amount of $3.7 billion; and (iii) a senior secured second-lien term facility in the amount of $1.5 billion, of which up to $750 million will be in the form of a note issued to GM in connection with the distributions contemplated under the Plan. On November 16, 2007, the Court entered an order authorizing
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
the Debtors to enter into and perform all obligations under the engagement and fee letters. Once a suitable lending syndicate has been assembled, and as soon as practicable, the Debtors intend to negotiate and enter into definitive credit documents with respect to the exit financing arrangements.
     On November 20, 2007, Delphi entered into the third amendment to the Refinanced DIP Credit Facility (the “Third Amendment”). The Third Amendment provides an extension of the maturity date to July 1, 2008 from December 31, 2007, the addition of Global EBITDAR covenants for the extension period, revised interest rates, and an amended definition of Global EBITDAR. The Refinanced DIP Credit Facility will now carry an interest rate at the option of Delphi of either the Administrative Agent’s Alternate Base Rate plus (i) with respect to Tranche A borrowings, 2.50%, (ii) with respect to Tranche B borrowings, 2.50%, and (iii) with respect to Tranche C borrowings, 3.00%, or LIBOR plus, (x) with respect to Tranche A borrowings, 3.50%, (y) with respect to Tranche B borrowings, 3.50%, and (z) with respect to Tranche C borrowings, 4.00%. The definition of Global EBITDAR now provides for the exclusion of expenses arising out of, or in relation to, the MDL Settlements recorded for accounting purposes in the fiscal quarters ended June 30, 2007 and September 30, 2007. Delphi paid amendment fees of 100 basis points to lenders, or approximately $45 million. Delphi recorded amortization expense for these fees in the amount of approximately $2 million in the month of November. Delphi also expensed $4 million of debt issuance costs related to the amendments to the term loans within the Third Amendment as loss on extinguishment of debt in November 2007.
     Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty. As of November 30, 2007, there was approximately $555 million outstanding under the Revolving Facility and the Company had approximately $254 million in letters of credit outstanding under the Revolving Facility as of that date, including $150 million related to the letters of credit provided to the PBGC discussed further in Note 2. Basis of Presentation.
     On October 25, 2007, the Court entered an order confirming the authority of Delphi Automotive Systems (Holding), Inc. (“DASHI”) to complete an intercompany transfer (the “Intercompany Transaction”) to Delphi Automotive Systems LLC (“DAS LLC”) in an amount expected to be up to $650 million (the “DASHI Intercompany Transfer Order”). In this regard, DASHI will accumulate cash balances in an amount expected to be up to $650 million from certain of DASHI’s non-U.S. global affiliates, and then DASHI intends to effectuate the Intercompany Transaction. The DIP lenders have provided the requisite consent with respect to the Intercompany Transaction pursuant to the third amendment to the Refinanced DIP Credit Facility. In addition, the DASHI Intercompany Transfer Order grants conditional adequate protection replacement liens to the PBGC on account of an asserted interest in $255 million of cash that will be accumulated by DASHI from the Debtors’ non-U.S. global affiliates due to unpaid contributions to certain Delphi pension plans. Pursuant to the DASHI Intercompany Transfer Order, the replacement liens are subject and subordinate to the liens granted to the DIP Lenders and any Setoff Claimant (as defined in the DIP Order) and are valid only to the extent that the PBGC’s asserted liens on the cash to be accumulated by DASHI from the global affiliates are valid, perfected, enforceable, and non-avoidable against such assets. Moreover, all parties in interest in the Debtors’ cases retain and reserve the right to challenge the PBGC’s purported liens on any grounds and simultaneously all of the PBGC’s claims, defenses, and arguments with respect to any such challenges are expressly reserved and preserved.
4. Reorganization Items
     SOP 90-7 requires reorganization items such as realized gains and losses from the settlement of prepetition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under chapter 11, to be separately disclosed. The Debtors’ reorganization items consist of the following:

		Year-to-Date
	Month Ended	January 1 to
	November 30, 2007	November 30, 2007
	(in millions)
Professional fees directly related to reorganization	$(15)	$(157)
Interest income	2	35

Total Reorganization Items	$(13)	$(122)

     Professional fees directly related to the reorganization (“Professional Fees”) include fees and reimbursable expenses associated with advisors to the Debtors, the official committee of unsecured creditors, the official committee of equity holders, the agents to the Debtors’ debtor-in-possession credit facility and prepetition credit facility (for fees and expenses incurred on or prior to the effective date of the refinancing), and the unions. Professional Fees also include $9 million year-to-date of fees for certain legal advisors to GM, of which approximately $1 million was incurred in November. Professional Fees for the month ended November 30, 2007 were estimated by the Debtors and will be reconciled to actual invoices when received.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
5. Liabilities Subject to Compromise
     As a result of the Chapter 11 Filings, the payment of prepetition indebtedness is subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-chapter 11 liabilities are stayed. Although prepetition claims are generally stayed, at hearings held in October and November 2005, the Court granted final approval of the Debtors’ “first day” motions generally designed to stabilize the Debtors’ operations and covering, among other things, human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, utilities, case management, and retention of professionals.
     The Debtors have been paying and intend to continue to pay undisputed postpetition claims in the ordinary course of business. In addition, the Debtors may reject prepetition executory contracts and unexpired leases with respect to the Debtors’ operations with the approval of the Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. On April 12, 2006, the Court entered an order establishing July 31, 2006 as the bar date by which claims against the Debtors arising prior to the Debtors’ Chapter 11 Filings were required to be filed if the claimants were to receive any distribution in the chapter 11 cases. The Debtors notified (including by publication notice) all known actual and potential creditors of the bar date and the required procedures with respect to the filing of proofs of claim with the Court. Any differences between claim amounts listed by the Debtors in their Schedules of Assets and Liabilities (as amended) and claims filed by creditors are being analyzed and, if necessary, the Court will make the final determination as to the amount, nature, and validity of claims.
     The Debtors have received approximately 16,700 proofs of claim, some of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim they have received to liabilities they have already scheduled and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $34 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts.
     Although the Debtors have not completed the process of reconciling these proofs of claim and thus the ultimate amount of such liabilities is not determinable at this time. As of November 30, 2007, the Debtors had objected to approximately 13,500 proofs of claim which asserted approximately $11 billion in aggregate liquidated amounts plus additional unliquidated amounts. The Court has entered orders disallowing and/or claimants have withdrawn approximately 9,500 of those proofs of claim, which reduced the amount of asserted claims by approximately $10 billion in aggregate liquidated amounts plus additional unliquidated amounts. In addition, the Court has entered an order modifying approximately 3,200 claims, reducing the aggregate amounts asserted on those claims from $557 million to $459 million, which amounts are subject to further objection by the Debtors at a later date on any basis.
     The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled, and that as a result of such objections, the aggregate amount of claims ultimately allowed by the Court will be further reduced. Nonetheless, the determination of how liabilities will ultimately be settled and treated cannot be made until the Court approves a chapter 11 plan of reorganization. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to an order of the Court.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
     SOP 90-7 requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events. Liabilities subject to compromise consist of the following:

November 30, 2007
(in millions)
Pension obligations	$3,293
Postretirement obligations other than pensions, including amounts payable to GM	9,473
Debt and notes payable	2,436
Accounts payable	817
Other	989

Total Liabilities Subject to Compromise	$17,008

6. Postpetition Accounts Payable
     To the best of the Debtors’ knowledge, all undisputed postpetition accounts payable have been and are being paid under agreed-upon payment terms.
7. Divestitures
     Delphi has begun the process of selling or winding down certain non-core product lines and manufacturing sites. On June 5, 2007, Delphi entered into an agreement with Belgium-based Umicore and certain of its affiliates (collectively, “Umicore”) for the sale of Delphi’s global original equipment and aftermarket catalyst business (the “Catalyst Business”) which is included in Delphi’s Powertrain Systems segment for a purchase price of $56 million, subject to adjustments. On August 8, 2007, in accordance with bidding procedures approved by the Court, Delphi conducted an auction and selected Umicore as the successful bidder with a revised purchase price of $75 million. On August 16, 2007, Delphi received approval from the Court to proceed with the sale of the Catalyst Business to Umicore and the assets of the Catalyst Business were deemed held for sale in accordance with SFAS 144. The carrying value of certain of the assets of the Catalyst Business were previously impaired and adjusted to their fair value under the “held for use” provision of SFAS 144. On September 28, 2007, Delphi closed on the sale of the Catalyst Business to Umicore and the Debtors received approximately $49 million which included certain post-closing working capital adjustments in the Debtors’ financial statements. The Debtors recorded the loss of $18 million on the sale of the Catalyst Business in cost of sales in September 2007.
     On September 28, 2007, Delphi closed on the sale of substantially all of the global assets exclusively used in the brake hose product line produced at one of Delphi’s manufacturing sites located in Dayton, Ohio (the “Brake Hose Business”). The sales price for the Brake Hose Business was $10 million and the sale resulted in a gain of $2 million, which was recorded as a reduction to cost of sales in the Debtors’ financial statements in September 2007.
     On October 1, 2007, Delphi closed on the sale of certain assets of the Saltillo, Mexico facility (“Saltillo”). The sale price for Saltillo was $15 million and the sale resulted in a gain of $4 million, which was recorded as a reduction to cost of sales in the Debtors’ financial statements in October 2007.
     On February 20, 2007, Delphi announced that it had signed a non-binding term sheet with the Renco Group, Inc. for the sale of its interiors and closures product line. On October 15, 2007, Delphi and certain of its affiliates entered into a Master Sale and Purchase Agreement with Inteva Products, LLC and certain of its affiliates (the “Interiors and Closures Agreement”) for the sale of substantially all of the assets primarily used in the Company’s cockpits and interior systems business and integrated closures systems business. Concurrently, the Debtors filed a motion requesting a hearing on October 25, 2007 to approve bidding procedures in connection with the sale. On October 26, 2007, the Court approved those bidding procedures. On December 20, 2007, the Court approved the sale and scheduled a hearing on the sale motion, as it pertains to certain proposed assigned contracts covered by unresolved objections, for January 25, 2008.
     On December 10, 2007, Delphi announced that it had filed a motion in the Court seeking authority to enter into a Purchase and Sale Agreement (the “Purchase Agreement”) with a wholly-owned entity of Platinum Equity, LLC, Steering Solutions Corporation (“Platinum”), for the sale of Delphi’s global steering and halfshaft businesses (the “Steering Business”) containing Platinum’s binding offer and a Transaction Facilitation Agreement with GM (the
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
NOTES TO MONTHLY OPERATING REPORT
“Transaction Agreement”). On December 20, 2007, the Court approved bidding procedures authorizing Delphi to commence an auction under section 363 of the Bankruptcy Code to dispose of the Steering Business. Following completion of the bidding procedures process, a final sale hearing is scheduled for February 2008. Under the Transaction Agreement, GM has certain consent rights with respect to alternative bidders and the terms of sale in connection with an auction. Final consummation of the transaction is subject to Court approval.
     The Court approval of Delphi’s plan to dispose of the Steering Business triggers held for sale accounting under SFAS 144. In the fourth quarter of 2007, the Company expects to recognize a charge of approximately $500 million as a loss on the anticipated disposal of the Steering Business. The final charge will be adjusted for the terms of the transaction as approved by the Court and the impact of curtailment charges for employee benefits.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL AND PAYROLL TAXES WITHHELD AND INCURRED
MONTH ENDED NOVEMBER 30, 2007

	Employee Payroll Taxes	Employer Payroll Taxes
Gross Wages Paid	Withheld	Owed

$205,913,885	$52,774,818	$12,369,847

Note:	As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA received lump sum incentive payments or buyout payments. These payments were made by Delphi and are wholly or partially reimbursed by GM, and are included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED NOVEMBER 30, 2007

Payee	Payroll Taxes Paid

Internal Revenue Service	$54,192,693
State of New York	3,256,895
State of Indiana	1,748,024
State of Michigan	1,404,012
City of Detroit, MI	891,728
City of Pontiac, MI	92,952
City of Flint, MI	71,074
City of Grand Rapids, MI	3,579
City of Lapeer, MI	505
City of Saginaw, MI	409
City of Lansing, MI	93
State of Alabama	775,063
City of Gadsden, AL	12,652
State of Washington	340,042
State of California	31,612
State of Colorado	19,689
City of Denver, CO	1,036
State of Illinois	16,130
State of Pennsylvania	15,310
City of Philadelphia, PA	3,911
City of Towamencin, PA	36
State of Georgia	7,220
State of Kansas	5,837
State of South Carolina	5,359
State of Minnesota	4,566
State of Mississippi	2,775
State of Texas	2,412
State of Arizona	2,106
State of Kentucky	967
State of Connecticut	893
State of Maryland	851
State of Louisiana	836
State of Ohio	779
City of Columbus, OH	388,802
City of Huron, OH	242,752
City of Mansfield, OH	150,492
City of Trotwood, OH	131,063
City of Vandalia, OH	69,593
City of Port Clinton, OH	65,372
City of Xenia, OH	53,624
City of Cincinnati, OH	22,145
City of Hamilton, OH	10,162
City of Springfield, OH	4,411
City of Hubbard, OH	4,023
Ohio School District	2,982
City of Lorain, OH	2,826
City of Dayton, OH	1,868
City of Youngstown, OH	1,800
City of Reading, OH	1,005
City of Rita, OH	594
City of Canton, OH	109
City of Campbell, OH	96
City of Lordstown, OH	34
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED NOVEMBER 30, 2007

Payee	Payroll Taxes Paid

City of West Carrollton, OH	$8
State of Arkansas	605
State of New Jersey	533
State of North Carolina	445
State of Delaware	337
State of Missouri	234
City of Kansas City, MO	345,528
State of Virginia	221
State of Vermont	80
Inland Revenue Service (UK)	747,821
Country of Switzerland	6,577

Total	$65,168,188

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED NOVEMBER 30, 2007

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

State of Michigan	Use	$237,934	$237,934
State of Ohio	Use	209,028	209,028
State of New York	Use	115,106	115,106
State of Texas	Use	97,178	97,178
State of Indiana	Use	81,222	81,222
State of Mississippi	Use	35,587	35,587
Limestone County, AL (Pay to: Alabama Department of Revenue)	Use	30,607	30,607
State of Wisconsin	Use	14,901	14,901
Gadsden City, AL (Payee ALATAX — Tax Trust Account)	Use	4,458	4,458
Tuscaloosa County, AL	Use	1,818	1,818
Etowah County, AL (Payee LGREC Inc., Alabama)	Use	999	999
Colorado Department of Revenue	Use	541	541
Coaling, AL (Payee ALATAX — Tax Trust Account)	Use	431	431
Ohio Treasurer of State	Commercial Activity	525,747	525,747
State of Ohio	Kilowatt Hour	64,124	64,124
Marion County, IN	Personal Property	22,686	22,686
Henry County, IN	Personal Property	6,287	6,287
Allen County, IN	Personal Property	4,376	4,376
Wayne County, IN	Personal Property	3,932	3,932
St. Joseph County, IN	Personal Property	3,191	3,191
Henderson County, KY	Personal Property	2,757	2,757
Clinton County, IN	Personal Property	2,491	2,491
Daviess County, KY	Personal Property	322	322
Washington County, OR	Personal Property	234	234
Fulton County, IN	Personal Property	72	72
Delaware Secretary of State	Franchise	33,000	33,000
State of Alabama	Consumer Use	28,290	28,290
State of Alabama	Seller’s Use	26,101	26,101
Henry County, IN	Real Property	16,094	16,094
Colorado Department of Revenue	Sales	4,025	4,025
State of California Board of Equalization	Sales & Use	500	500
South Carolina Department of Revenue	Sales & Use	85	85
Colorado Department of Revenue	Utility	167	167

Total		$1,574,291	$1,574,291

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED NOVMEBER 30, 2007
Note 1:	The amounts listed above for tax due and tax paid include postpetition taxes and only those prepetition taxes for which the Debtors have received Court authorization to pay. Accordingly, certain prepetition taxes (primarily on real and personal property) that the Debtors do not have authority to pay are not included in the schedule above. Such prepetition taxes are included in the balance sheet as part of “Liabilities Subject to Compromise.”

Note 2:	Certain Debtors also pay transaction taxes such as value added tax (“VAT”) to certain foreign countries based upon the purchase or supply of goods or services within the country and the importation of goods into the country from outside the country. For the purchase of goods or services in certain foreign countries, VAT may either be collected by the supplier from the Debtors or paid directly by the Debtors through self-assessment. For the supply of goods or services in certain foreign countries, the Debtors may collect VAT from the customers and remit the tax to the foreign governments. Upon importation in certain countries, VAT may be paid by the Debtors. In most cases, VAT is recoverable either as an input VAT credit or as a refund. The process of calculating VAT owed or refundable is a complex process of netting VAT paid, collected, and remitted. To the best of the Company’s knowledge, all VAT has been paid and is being paid when due. In addition, certain Debtors incur foreign withholding taxes on certain payments from various foreign non-Debtor affiliates. These foreign withholding taxes generally apply to interest, royalties, dividends, and service payments received from certain foreign non-Debtor affiliates. The foreign withholding taxes are required to be withheld by the foreign non-Debtor affiliates and paid over to the foreign tax authorities on behalf of the Debtors. To the best of the Company’s knowledge, all foreign withholding taxes have been withheld by the foreign non-Debtor facilitates when required to be withheld and paid over to the appropriate foreign tax authorities when due. These foreign tax payments have not been included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF DISBURSEMENTS
MONTH ENDED NOVEMBER 30, 2007

Debtor Name	Case Number	Amount (1)

Delphi NY Holdings Corporation	05-44480	$—
Delphi Corporation	05-44481	—
ASEC Manufacturing General Partnership	05-44482	—
ASEC Sales General Partnership	05-44484	—
Environmental Catalysts, LLC	05-44503	—
Delphi Medical Systems Colorado Corporation	05-44507	2,573,043
Delphi Medical Systems Texas Corporation	05-44511	—
Delphi Medical Systems Corporation	05-44529	911,434
Specialty Electronics International Ltd.	05-44536	—
Specialty Electronics, Inc.	05-44539	461,102
Delphi Liquidation Holding Company	05-44542	—
Delphi Electronics (Holding) LLC	05-44547	—
Delphi Technologies, Inc.	05-44554	—
Delphi Automotive Systems Tennessee, Inc.	05-44558	—
Delphi Mechatronic Systems, Inc.	05-44567	16,804,037
Delphi Automotive Systems Risk Management Corporation	05-44570	—
Exhaust Systems Corporation	05-44573	94,995
Delphi China LLC	05-44577	—
Delphi Automotive Systems Korea, Inc.	05-44580	123,845
Delphi International Services, Inc.	05-44583	7,665,285
Delphi Automotive Systems Thailand, Inc.	05-44586	—
Delphi Automotive Systems International, Inc.	05-44589	—
Delphi International Holdings Corporation	05-44591	—
Delphi Automotive Systems Overseas Corporation	05-44593	—
Delphi Automotive Systems (Holding), Inc.	05-44596	—
Delco Electronics Overseas Corporation	05-44610	9,536,216
Delphi Diesel Systems Corporation	05-44612	40,224,324
Delphi LLC	05-44615	—
Aspire, Inc.	05-44618	25,416
Delphi Integrated Service Solutions, Inc.	05-44623	234,915
Delphi Connection Systems	05-44624	6,441,416
Packard Hughes Interconnect Company	05-44626	—
DREAL, Inc.	05-44627	—
Delphi Automotive Systems Services LLC	05-44632	121,668,717
Delphi Services Holding Corporation	05-44633	—
Delphi Automotive Systems Global (Holding), Inc.	05-44636	—
Delphi Foreign Sales Corporation	05-44638	—
Delphi Automotive Systems Human Resources LLC	05-44639	122,593,500
Delphi Automotive Systems LLC	05-44640	940,151,622
Delphi Furukawa Wiring Systems LLC	05-47452	3,148,831
Delphi Receivables LLC	05-47459	—
MobileAria, Inc.	05-47474	—

(1)	Operating expenses for the month ended November 30, 2007 were used as a proxy for disbursements.
Case Number: 05-44481 (RDD) (Jointly Administered)